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                                                                    Exhibit 10.8

                       ADDENDUM TO THE NETCENTIVES INC.
                     INCENTIVE MANAGEMENT PROGRAM AGREEMENT

This Addendum (the "Addendum") to the Netcentives Inc. Incentives Management Program Agreement dated as of March 31, 2000 (the "Agreement") between coolsavings.com inc., a Michigan corporation ("CoolSavings") and Netcentives Inc., a Delaware corporation ("Netcentives") is effective as of June 14, 2001 (the "Addendum Effective Date"), subject to the condition set forth in Paragraph 10 of this Addendum.

WHEREAS, pursuant to the Agreement, Netcentives is licensing certain technology and providing certain services to CoolSavings;

WHEREAS, CoolSavings has requested to alter its payment obligations under the Agreement and Netcentives is willing to so alter pursuant to the terms of this Addendum.

NOW, THEREFORE, the parties hereby agree, for good and valuable consideration to this Addendum to the Agreement as provided below (all capitalized terms not otherwise defined herein have the meanings ascribed to them in the Agreement):


    1. The initial sentence of Section 3.11(C) of the Agreement is hereby amended in its entirety and replaced as follows:

        As part of its ongoing operation of the CoolSavings Program, Netcentives will update the web pages it hosts in connection with the operation of the CoolSavings Program, not less than once per month for content releases and not less than once every two weeks for Rewards no longer offered by suppliers; provided, however, that in the first Quarter following the Launch Date, such web pages may be updated more frequently as mutually agreed by the parties.

    2.  A new Section 3.14 is hereby added to the Agreement as follows:

        3.14 RPV Account. The amount equal to the total RPV paid to Netcentives pursuant to Section 4.4(A), less offsets for Rewards and any agreed upon Breakage shall be the "RPV Account". Rewards shall be supplied from such RPV Account. CoolSavings shall be liable for all Rewards in excess of the RPV Account.

    3.  A new Section 3.15 is hereby added to the Agreement as follows:

        3.15 Account Management. Each party shall name one representative to be the Account Manager during the Term ("Account Manager"). For Netcentives, the Account Manager is David Miller. For CoolSavings, the Account Manager is Chris Mettler. Either party may replace its Account Manager at any time upon reasonable advance notice to the other; provided, however, that if a party is dissatisfied in any way with such a replacement, the parties will work in good faith to communicate and resolve such dissatisfaction. The Account Managers shall meet from time to time as agreed by the Account Managers but not less than once every three months (quarterly). Such meetings may be conducted in person or by telephone. The Account Managers shall be responsible for understanding the full scope of the relationship. The Account Managers shall also be responsible for engaging the appropriate representatives of the respective companies
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        to allow the parties to meet their obligations hereunder. In addition, the Account Managers shall review and approve CoolSavings' quarterly marketing plan for the CoolSavings Program and shall negotiate in good faith whether joint activities should be explored in order to better promote the CoolSavings Program. The Account Managers shall cooperate to exchange information regarding Promotions, including but not limited to click thru percentages, purchase rates and amounts, and margins in aggregate as well as by segment and individual member. The Account Managers will act as an initial point of contact to resolve expeditiously any conflict between the parties related to this Agreement. Notwithstanding the foregoing, in no event shall either party be required to exchange information that violates its privacy policy, as the same is amended from time to time.



    4. Section 4.4(A) of the Agreement is hereby supplemented by adding the following to the end of the paragraph:

                Notwithstanding the foregoing, commencing on June 14, 2001 (the "Price Adjustment Date"), the Mark-Up shall increase to forty-three percent (43%) of the RPV and the Price shall be amended to be such Mark-Up only. By way of example only, prior to the Price Adjustment Date, in order to have 1,000 Points Minted, CoolSavings would pay Netcentives $12.60 (RPV of $0.01 plus 26% Mark-Up); after the Price Adjustment Date, in order to have 1,000 Points Minted, CoolSavings would pay Netcentives $4.30 (43% Mark-Up only).



    5. The parties agree and acknowledge that as of the Price Adjustment Date, the RPV Account balance is $996,316.73 (99,631,673 Points outstanding). At all times, CoolSavings hereby agrees to maintain a minimum account balance in the RPV Account equal to at least 40% of the RPV for Points then outstanding (the "Minimum RPV Amount"). The parties agree and acknowledge that as of the Price Adjustment Date, the Minimum RPV Account balance is $398,526.69. In the event the RPV Account balance is less than the Minimum RPV Amount, Netcentives may, in its sole discretion, deliver written notice (the "Wind-Down Notice") to CoolSavings that it is in material breach of the Agreement, and, unless cured within 10 calendar days, Netcentives may immediately terminate the Agreement and commence a wind-down (the "Mandatory Wind-Down") of the CoolSavings Program pursuant to the terms of Section 5.5 of the Agreement (except that it shall not be at CoolSavings' option). Notwithstanding the foregoing, in the event CoolSavings did not have notice that the RPV Account balance is less than the Minimum RPV Amount because reports produced by the Incentives Management System were unavailable due to a technical failure caused by Netcentives, then the 10 calendar day cure period shall be equitably tolled for the equivalent of the period of such unavailability; provided however, CoolSavings shall provide prompt written notice of such technical failure as soon as it becomes aware of the same. In the event the equitable tolling continues for 30 days, the parties shall immediately cooperate to determine the proper amounts owed to cure the default and thereafter the cure period shall commence. In the event of a Mandatory Wind-Down, the RPV Account shall be netted against Netcentives' applicable fees as set forth in Section 5.5 of the Agreement and such amount shall be deemed paid to Netcentives and shall be retained by Netcentives. Any cure of the obligation set forth in this paragraph 5 shall require a funding of the RPV Account that is
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        sufficient to maintain the RPV Account for 2 months of forecasted
        Rewards, as determined by Netcentives in its reasonable discretion. By way of example only, in the event that 200,000,000 Points are outstanding as of December 31, 2001, then the RPV for Points then outstanding would be $2,000,000, 40% of which is $800,000. Therefore, CoolSavings would be obligated to fund the RPV Account to the $800,000 level, plus an amount equal to 2 months of forecasted Rewards, as determined by Netcentives in its reasonable discretion.

    6. Section 4.5(B) of the Agreement is hereby amended in its entirety and replaced as follows:

                During the second Contract Year, CoolSavings will purchase 134,873,016 Points. The Guaranteed Purchase commitment for the second Contract Year shall be made as follows: (i) $10,000 shall be due on the Price Adjustment Date; (ii) $90,000 shall be due on June 25, 2001; and (iii) the balance of $489,954 shall be due in monthly installments thereafter ($53,328.22) commencing July 25, 2001, until paid in full. The foregoing Guaranteed Purchase is subject to acceleration due to a higher consumption rate in accordance with Section 4.6(B). Payments shall be made by wire transfer to an account designated by Netcentives.

    7. Section 4.7 of the Agreement is hereby amended to provide that CoolSavings will retain 100% of Breakage. In lieu of the Breakage set forth in Section 4.7 of the Agreement to be retained by Netcentives, immediately, upon execution of this Addendum, $199,074.48 of the RPV Account balance, shall be removed from the RPV Account and retained by Netcentives as in lieu of Breakage under the Agreement. Netcentives shall pay CoolSavings any outstanding Breakage upon expiration of the Agreement or termination by CoolSavings pursuant to the terms of the Agreement (the "Breakage Remittance"), provided that any amounts owing Netcentives pursuant to the Agreement and this Addendum as of such expiration or termination shall first be deducted from such Breakage. The Breakage Remittance shall be made in equal quarterly installments commencing 3 months from the effective date of the termination or expiration. The effective date of the termination or expiration shall be tolled during the pendancy of any Extended Service Period, Final Promotions Period, or other wind-down of the CoolSavings Program for purposes of determining the payments of the Breakage Remittance. For purposes of clarity, there shall be no Breakage Remittance or other payments to CoolSavings by Netcentives in the event of a transfer to a new program as provided in Section 5.6(B) of the Agreement, except for:
        (i) Refunds owing pursuant to Section 4.4(B) of the Agreement, and (ii) RPV upon redemption of Flagged Points pursuant to Section 5.6(C)(iii) of the Agreement.


    8. The parties agree to cooperate to facilitate understanding of accounting treatment of the CoolSavings Program, including Netcentives arranging for CoolSavings to consult with its independent auditor regarding the same. However, any expenses incurred as a result of this process will be borne solely by CoolSavings.


    9.  In the event (a) CoolSavings files a petition in bankruptcy under
        Article 7 of the Bankruptcy Code or (b) Netcentives terminates the Agreement pursuant to Section 5.2(A)(i) of the Agreement, then this Addendum shall be deemed void ab initio and the Agreement in effect prior to this Addendum shall govern all aspects of the parties' relationship; provided however, that for the purposes of this Paragraph 9only, the cure period set forth in Section 5.2(A)(i) of the
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        Agreement shall be deemed to be sixty (60) days in the first instance of a breach by CoolSavings and thirty (30) days for any breach by CoolSavings thereafter. Upon fulfillment of the obligations set forth in this Addendum, this provision shall be of no further effect.

    10. Notwithstanding anything in this Addendum to the contrary, the parties agree that this Addendum shall not become effective until Netcentives receives the payments set forth in Paragraph 6 (i) and 6 (ii) of this Addendum, provided that both such payments are received on or prior to June 30, 2001. Once such payments are received on or prior to June 30, 2001, this Addendum shall be deemed to be effective as of the Addendum Effective Date.

    11. The parties agree and acknowledge that, except for payments owing to Netcentives, the conduct of the CoolSavings Program and the obligations of each of the parties under the Agreement, are in compliance with the Agreement and there is no current basis for termination of the Agreement.

    12. This Addendum shall not be act as a waiver that any party has at law or equity with respects to its rights, power or remedies pursuant to the Agreement.

    13. Upon execution of this Addendum, the parties agree to immediately commence negotiations in good faith regarding a Service Level Agreement to be attached hereto as Exhibit O. The parties agree that the Service Level Agreement is a material part of this Addendum, and shall be agreed to by July 15, 2001; provided, however, failure to so agree to the Service Level Agreement shall not be grounds for terminating the Agreement.

Except to the extent the Agreement is supplemented and modified herein, the Agreement remains in full force and effect.

AGREED AND ACCEPTED BY:

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coolsavings.com inc.                             Netcentives Inc.

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Title                                            Title

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Date                                             Date